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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES F

MONTHLY REPORT/
OCTOBER 25, 2002

PRUDENTIAL FINANCIAL (LOGO)

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         WORLD MONITOR TRUST II--SERIES F
-------------------------------------------------------------------------------

Dear Interest Holder:
Enclosed is the report for the period from September 28, 2002 to October 25, 2002 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of October 25, 2002 was $115.67, a decrease of 4.90% from the September 27, 2002 value of $121.63. The calendar year-to-date return for Series F was an increase of 8.71% as of October 25, 2002.

The estimated net asset value per interest as of November 15, 2002 was $118.17. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the unit value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from September 28, 2002 to
  October 25, 2002
Revenues:
Realized gain on commodity
  transactions.......................   $  81,221
Change in unrealized commodity
  positions..........................    (965,647)
Interest income......................      24,972
                                        ---------
                                         (859,454)
                                        ---------
Expenses:
Commissions..........................      90,779
Management fee.......................      30,304
Other transaction fees...............       4,305
Other expenses.......................      10,148
                                        ---------
                                          135,536
                                        ---------
Net loss.............................   $(994,990)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from September 28, 2002 to
  October 25, 2002

                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (159,817.734
  interests)...............  $19,438,042   $121.63
Contributions..............    1,120,707
Net loss...................     (994,990)
Redemptions................     (201,069)
                             -----------
Net asset value at end of
  period (167,397.619
  interests)...............  $19,362,690    115.67
                             -----------
                             -----------
                                           -------
Change in net asset
  value per interest....................   $ (5.96)
                                           -------
                                           -------
Percentage change.......................     (4.90)%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                               /s/ Steven Weinreb
                               ------------------
                               by: Steven Weinreb
                            Chief Financial Officer